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                                                            EXHIBIT J

                                    AMENDMENT


                  THIS AMENDMENT is entered into as of this 30th day of December, 1999 between First Southern Funding, LLC ("FSF") a Kentucky limited liability corporation and United Trust Group, Inc. ("UTI") (f/k/a United Trust, Inc.), an Illinois corporation.

                  WHEREAS, First Southern Funding, Inc. and UTI entered into an Acquisition Agreement dated April 30, 1998; and

                  WHEREAS, FSF is the successor to First Southern Funding, Inc. under the Acquisition Agreement; and

                  WHEREAS, so that the Acquisition Agreement will more accurately reflect the intent of the parties, the parties desire to amend the Acquisition Agreement to define more clearly the representation relating to the future earnings of UTI and to adjust the calculation of post closing adjustments as set forth in the Acquisition Agreement.

                  NOW, THEREFORE, the parties do hereby agree that:

          1.     AMENDMENT OF ACQUISITION AGREEMENT.

                 The parties agree that the Acquisition Agreement shall be amended as follows:

                  (a) Section 13(e) of the Acquisition Agreement shall be amended to read in its entirety as follows:

                  (e) Calculation of Post Closing Adjustments. Except for cash payments made pursuant to Section 12(a), amounts owing to Buyer from UTI will be netted against any amounts owed by Buyer to UTI. The net amount will then be reduced by $250,000. The remaining amount will be paid by UTI to Buyer or by Buyer to UTI, as applicable, in the form of UTI common stock valued at $15 per share. In no instance shall the number of shares transferred exceed 500,000 shares. Notwithstanding the above, there shall be no limit to the number of shares transferred to the extent that there are legal fees, settlements, damage payments or other losses (other than routine death claims paid on policies that were in-force at the date of closing) relating directly or indirectly to the issues described

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          in the first five  paragraphs  of  Footnote 8 to UTI's 1995  Financial
          Statements as contained in its Form 10-K filed with the Securities and Exchange commission. The price and number of shares shall be adjusted for any applicable stock splits, stock dividends, spin offs or other recapitalizations.

          2.      ACQUISITION AGREEMENT, AS AMENDED.

                  The Acquisition Agreement, as amended by this Amendment, remains in full force and effect.

          3.      GOVERNING LAW; COUNTERPARTS.

                  This   Amendment   shall  be  governed  by  the  laws  of  the
Commonwealth of Kentucky. This Amendment may be executed in counterparts and delivered by facsimile.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

                                          FIRST SOUTHERN FUNDING, LLC



                                          By:/S/ JESS CORRELL
                                          Its: PRESIDENT



                                          UNITED TRUST GROUP, INC.



                                          By: THEODORE C. MILLER
                                          Its: SR. VICE PRESIDENT


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